Exhibit (99)

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS

AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2010

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number 0-14697

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

HARLEYSVILLE GROUP INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Harleysville Group Inc.

355 Maple Avenue

Harleysville, Pennsylvania 19438-2297

HARLEYSVILLE GROUP INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

FORM 11-K

DECEMBER 31, 2010

Financial Statements

Page

Report of Independent Registered Public Accounting Firm	3

Statements of Financial Condition as of December 31, 2010 and 2009	4

Statements of Income and Changes in Plan Equity for each of the years in the three-year period ended December 31, 2010	5

Notes to Financial Statements	6

Schedules -

Schedules I, II and III have been omitted because they are not required, are not applicable, or the required information is shown in the financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

The Administrative Committee

Harleysville Group Inc.:

We have audited the accompanying statements of the financial condition of Harleysville Group Inc. Amended and Restated Employee Stock Purchase Plan (the Plan) as of December 31, 2010 and 2009, and the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 2010. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Harleysville Group Inc. Amended and Restated Employee Stock Purchase Plan as of December 31, 2010 and 2009, and the income and changes in its plan equity for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 4, 2011

HARLEYSVILLE GROUP INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

STATEMENTS OF FINANCIAL CONDITION

	As of December 31,
	2010	2009
Assets
Receivable from Harleysville Group Inc.	$593,835	$603,310

Plan Equity
Net assets available for plan participants	$593,835	$603,310

See accompanying notes to financial statements.

HARLEYSVILLE GROUP INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

STATEMENTS OF INCOME AND CHANGES IN PLAN EQUITY

	Year Ended December 31,

	2010	2009	2008

Contributions – Employees	$1,293,424	$1,289,847	$1,234,485
Purchase and distribution of Harleysville Group Inc. common stock to employees (49,665 shares 2010, 48,498 shares 2009 and 42,991 shares 2008)	(1,251,531)	(1,200,844)	(1,202,993)
Employee withdrawals and terminations	(51,368)	(39,457)	(56,189)

Net increase (decrease)	(9,475)	49,546	(24,697)
Plan equity beginning of year	603,310	553,764	578,461

Plan equity end of year	$593,835	$603,310	$553,764

See accompanying notes to financial statements.

HARLEYSVILLE GROUP INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

NOTES TO FINANCIAL STATEMENTS

1.	Plan Description

The following brief description of the Harleysville Group Inc. Amended and Restated Employee Stock Purchase Plan (the Plan), formerly the Harleysville Group Inc. Employee Stock Purchase Plan, is provided for general information purposes only. Participants should refer to the plan document for complete information.

General

Harleysville Group Inc. (the “Company”) established the Plan effective February 22, 1995, for the benefit of the eligible employees of the Company, its parent and their respective subsidiaries. The purpose of the Plan is to provide each eligible employee with an opportunity to acquire or increase a proprietary interest in the Company. The Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended. The Plan is administered by a Committee comprised of three employees appointed by the Company’s Board of Directors.

On April 23, 2008, the Company’s stockholders approved the Harleysville Group Inc. Amended and Restated Employee Stock Purchase Plan. The total number of shares of Company common stock available for purchase under the Plan was increased to 3,150,000 shares, which includes 1,500,000 additional shares approved by the Company’s stockholders on April 23, 2008. At December 31, 2010, there are 1,814,924 shares that remain available for issuance under the Plan.

The Committee has, pursuant to its authority under the Plan, prescribed the following rule relating to the Plan. Effective November 24, 2009, all participants in the Plan will be required to hold shares of common stock of the Company purchased through the Plan on or after such date with the Company’s designated administrative agent (i.e., not transfer such shares to another broker or agent) for the duration of the two-year “disqualifying disposition” period which starts on the day after the beginning of the subscription period with respect to which such shares were purchased. The purpose of this rule is to enable the administrative agent to provide the Company with adequate notice of any disqualifying disposition by any Plan participant.

On April 26, 2010, the Committee approved a new rule imposing a share purchase limit on each participant of 1,000 shares for the subscription period beginning January 15, 2010 and ending July 14, 2010. The purpose of this rule is to reflect changes to the tax law that impact the subscription price calculation. Also, in order to be compliant with the law changes, the date of April 26, 2010 was designated as the option date for the subscription period beginning January 15, 2010 and ending July 14, 2010.

On April 28, 2010, the Board of Directors approved the Amended and Restated Employee Stock Purchase Plan, which incorporated the share purchase limit of 1,000 shares per participant for each subsequent subscription period.

Eligibility

All regular full-time employees and regular part-time employees who work at least twenty hours per week are eligible to participate in the Plan.

Participation

Eligible employees must authorize a payroll deduction equal to no more than 15 percent of their base pay during the enrollment periods to participate in the Plan. The enrollment periods are the 1st through 14th day of January and July of each plan year. Once enrolled, an eligible employee will continue to participate in the Plan for each succeeding subscription period until the employee terminates participation or ceases to be an eligible employee.

HARLEYSVILLE GROUP INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

NOTES TO FINANCIAL STATEMENTS

(Continued)

Subscription Period

Each subscription period will run from January 15 through July 14 or from July 15 through January 14. At the close of each pay period, the amount to be deducted from each participant’s base pay will be credited to such participant’s plan account. On the last day of each subscription period, the amount credited to each participant’s plan account will be divided by the subscription price for that subscription period and the participant’s account will be credited with the number of the whole and fractional shares which results.

If a participant desires to change the rate of contribution, the participant may do so effective for the next subscription period by filing a new subscription agreement during the applicable enrollment period. At any time, a participant may withdraw from the Plan and receive cash for the amount deducted from the participant’s base pay during that subscription period by giving written notice to the Company. Separation from employment for any reason including death, disability or retirement shall be treated as an automatic withdrawal from the Plan, except that if a separation from employment occurs within three months prior to a purchase date, such participant may continue to participate during that subscription period although no further contributions may be made.

At December 31, 2010 and 2009, there were 409 and 428 participants in the Plan, respectively.

Subscription Price

The subscription price for each share of common stock shall be the lesser of 85 percent of the fair market value of such share on the last trading day before the first day of the subscription period or 85 percent of the fair market value of such share on the last day of the subscription period. The fair market value of a share shall be the closing price as reported on the Nasdaq National Market System on the applicable date.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared on the accrual basis of accounting.

Administrative Expenses

The Company has borne all costs of administering the Plan.

Contributions

The contributions credited to the participant’s account are used to purchase shares of Harleysville Group Inc. common stock at the subscription price. The receivable from the Company represents the biweekly contributions from employees which are made in the form of regular payroll deductions and are recorded on the records of the Plan after each biweekly pay period.

HARLEYSVILLE GROUP INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

NOTES TO FINANCIAL STATEMENTS

(Continued)

3.	Tax Status

The Plan is intended to qualify under the provisions of Section 423 of the Internal Revenue Code. No income will be realized for federal income tax purposes by a participant upon the purchase of shares under the Plan. Tax consequences to the Company and to plan participants upon disposition of shares under the Plan vary depending on the length of time shares are held and the fair market value at the time of disposition.

4.	Plan Termination

The Plan will be in effect until the earlier of July 14, 2018 or the date on which plan participants have subscribed for the total number of shares available for purchase under the Plan.

5.	Subsequent Events

On January 14, 2011, 23,623 shares of common stock were purchased at a subscription price of $27.20 per share on behalf of the Plan participants for the subscription period ended January 14, 2011.

HARLEYSVILLE GROUP INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the Plan) have duly caused this annual report to be signed by the undersigned hereunto duly authorized.

HARLEYSVILLE GROUP INC.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

Date: March 4, 2011	By:	/s/ ARTHUR E. CHANDLER
Arthur E. Chandler Senior Vice President and Chief Financial Officer
Harleysville Group Inc.